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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No.)


                            ARI NETWORK SERVICES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    001930205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 29, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

          [_]  Rule 13d-2(c)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see theNotes).

PAGE  2
CUSIP No.   001930205                  13G                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Merrill Lynch and Co., Inc.(ML&Co.)
                           13-2740599
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    400,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    6.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                  HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE  3
CUSIP No.   001930205                  13G                    Page 3 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Merrill Lynch International

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  England

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  400,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                400,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    400,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    6.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                  BD, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE  4
CUSIP No. 001930205                  13G                    Page 4 of 6 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

                                    ARI NETWORK SERVICES INC. / WI

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                                    330 EAST KILBOURN AVE
                                    SUITE 200
                                    MILWAUKEE, WI 53202
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

                  Merrill Lynch & Co., Inc.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  Merrill Lynch & Co., Inc.
                  4 World Financial Center, FL 12
                  New York, New York 10080
_______________________________________________________________________________

Item 2(c).  Citizenship:
                  SEE ITEM 4 OF COVER PAGES
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                  SEE COVER PAGE
________________________________________________________________________________
Item 2(e).  CUSIP Number:

                  SEE COVER PAGE
________________________________________________________________________________
Item 3.

         Merrill Lynch & Co. is a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G). Merrill Lynch International (MLI), a London based broker-dealer in securities, is a member of the International Securities Markets Association and its activities are regulated by the U.K. Securities and Futures Authority Limited and the London Stock Exchange.



PAGE  5
CUSIP No.   001930205                   13G                    Page 5 of 6 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                 SEE ITEM 9 OF COVER PAGES

     (b)  Percent of class:                          SEE ITEM 11 OF COVER PAGES

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:
                                                     SEE ITEM 5 OF COVER PAGES
         (ii)  Shared power to vote or to direct the vote:
                                                     SEE ITEM 6 OF COVER PAGES
        (iii)  Sole power to dispose or to direct the disposition of:
                                                     SEE ITEM 7 OF COVER PAGES
         (iv)  Shared power to dispose or to direct the disposition of
                                                     SEE ITEM 8 OF COVER PAGES
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
5 percent of the class of securities, check the following [ ]
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           NOT APPLICABLE
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     The relevant subsidiary of ML&Co. is Merrill Lynch International, a London based Broker-dealer in securities which provides its customers with general investment banking, advisory, dealing and corporate finance services, organized under the laws of England and Wales. Merrill Lynch International is an indirect wholly owned subsidiary of ML&Co.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                           NOT APPLICABLE
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                           NOT APPLICABLE
________________________________________________________________________________








PAGE  6
CUSIP No.   001930205                  13G                    Page 6 of 6 Pages


Item 10.  Certifications.

     By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                  Merrill Lynch & Co. Inc.


                  /s/
                  ----------------------------------------
                  Name: Lawrence M. Egan
                  Title: Attorney-In-Fact*





                  ----------------------------------------

Date: February 14, 2001


                  Merrill Lynch International


                  /s/
                  ----------------------------------------
                  Name: Larry Dobosh
                  Title: Attorney-In-Fact





                  ----------------------------------------
* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.







                           Exhibit A to Schedule 13G


                               Power of Attorney

The undersigned, Merrill Lynch & Co., Inc. (the Corporation), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and /or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16 (a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



                               MERRILL LYNCH & CO., INC.


                               By:     /s/ David H. Komansky
                               Name:   David H. Komansky
                               Title:  President and Chief Operating Officer